Exhibit 1

                     Second AMENDMENT TO AGREEMENT and plan
                 OF MERGER BY AND AMONG MEDICAL DYNAMICS, INC.,
                            INFOCURE CORPORATION AND
                          CADI ACQUISITION CORPORATION

     THIS SECOND AMENDMENT TO THE PLAN AND AGREEMENT OF MERGER by and among InfoCure Corporation, a Delaware corporation ("Parent"), CADI Acquisition Corporation, a Colorado corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and Medical Dynamics, Inc., a Colorado corporation ("Company") dated December 21, 1999 (the "Merger Agreement") is entered into this 22nd day of May, 2000. Capitalized terms used herein, but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

                              W I T N E S S E T H :
                               -------------------

     WHEREAS, pursuant to the terms of the Merger Agreement, as amended by that certain First Amendment to the Plan and Agreement of Merger dated April 10, 2000, Company shall merge with and into Merger Sub; and

     WHEREAS, the parties desire to further amend the Merger Agreement to provide that any holder of one thousand (1,000) or fewer shares of Company Common Stock shall receive cash instead of Parent Common Stock.

     NOW, THEREFORE, Company, Parent and CADI hereby agree to amend the Merger Agreement as follows:

     1.   Cash Out.
          ---------

          A.   The following Section 2.5.G. shall be inserted into the Merger
               Agreement:

               "2.5.G. Notwithstanding Sections 2.5.A. and 2.5.F. above, any holder of one thousand (1,000) or fewer shares of Company Common Stock ("Odd Lot Shareholder"), shall instead receive cash in an amount equal to the value of that number of shares of Parent Common Stock that would otherwise have been issued multiplied by the average closing price of Parent Common Stock for the twenty
               (20) trading days immediately preceding the last full trading day prior to the Effective Time."

          B. Section 2.6.A. of the Merger Agreement is hereby amended to delete Section 2.6.A. in its entirety and to insert in lieu thereof the following Section 2.6.A.:

               "2.6.A. Exchange Agent; Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent (the "Exchange Agent"), for exchange in accordance with this Section 2.6., through the Exchange Agent, certificates evidencing the Parent Common Stock issuable pursuant to Section 2.5. in exchange for outstanding shares of Company Common Stock, cash payable for the shares of the Odd Lot Shareholders pursuant to Section 2.5.G., and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
               Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C."

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          C.   Section 2.6.B. of the Merger Agreement is hereby amended to delete Section 2.6.B. in its entirety and to insert in lieu thereof the following Section 2.6.B.:

               "2.6.B. Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into shares of Parent Common Stock pursuant to Section 2.5., cash for the shares of the Odd Lot Shareholders pursuant to Section 2.5.G., and cash in lieu of any fractional shares pursuant to
               Section 2.5.F. and any dividends or other distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.6.C. (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock, cash for the shares of the Odd Lot Shareholders pursuant to Section 2.5.G. and cash in lieu of any fractional shares pursuant to Section 2.5.F. and any dividends or other distributions pursuant to Section 2.6.C. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange thereof (i) certificates evidencing that number of whole shares of Parent Common Stock into which such holder's shares of Company Common Stock were converted at the Effective Time or cash as provided for Odd Lot shareholders under Section 2.5.G.; (ii) any dividends or other distributions to which such holder is entitled pursuant to
               Section 2.6.C. and (iii) cash in lieu of fractional shares to which such holder is in entitled pursuant to Section 2.5.F., and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Stock and cash may be issued and paid in accordance with this Section 2. to a transferee if the Certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.6. and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.5.F. and any dividends or distributions payable pursuant to Section 2.6.C."

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          D.   Section 2.8. of the Merger Agreement is hereby amended to delete
               Section 2.8. in its entirety and to insert in lieu thereof the following Section 2.8.:

               "2.8. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 2.5.F., 2.5.G. and 2.6.C.) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2."

     Except as modified herein, the terms and conditions of the Merger Agreement shall remain in full force and effect.

     The Boards of Directors of Company and Parent have approved and declared advisable this Second Amendment, and have approved the Merger and the other transactions contemplated thereby and have determined to recommend that the shareholders of Company adopt and approve (i) the Merger Agreement; (ii) the First Amendment to the Merger Agreement; (iii) the Second Amendment to the Merger Agreement and (iv) the Merger transaction.

     This Second Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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     IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first written above.

                                       PARENT:

                                       InfoCure Corporation





                                       MERGER SUB:

                                       CADI Acquisition Corporation






                                       COMPANY:

                                       Medical Dynamics, Inc.